Exhibit 4.2
COMPANY ORDER
     Pursuant to the provisions of the Indenture dated October 23, 1995 between Advanta Corp. (the “Company”) and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank, N.A.), as successor trustee, the Company hereby issues this Company Order to be effective concurrent with the effective date of the Registration Statement on Form S-3 being filed with the Securities and Exchange Commission on or about August 18, 2006.
     The terms and conditions applicable to the following securities shall be as set forth in the Company’s prospectus, and any applicable prospectus supplement, relating to such securities:
     RediReserve Variable Rate Certificates
     Investment Notes with Maturities of 91 Days to Ten Years

Advanta Corp.
Dated as of August 18, 2006	By:	/s/ Philip M. Browne
Philip M. Browne
[Corporate Seal]		Senior Vice President and Chief Financial Officer

By:	/s/ Elizabeth H. Mai
Elizabeth H. Mai
Secretary

Attest:	/s/ Liane Browne
Liane Browne
Assistant Secretary